Exhibit 2

FOR IMMEDIATE RELEASE	13 June 2012

ANNOUNCEMENT

WPP plc (“WPP”)

Statement: AGM Result Vote

Commenting on the share owner vote at WPP’s AGM held today, Chairman Philip Lader said: “Our Board exercised its best judgment in the context of the Company’s record year, international competitors, and the executives’ performance. We appreciate our share owners’ support on the re-election of all directors and all other resolutions, take the Remuneration Report vote seriously, will consult with many share owners, and will then move forward in the best interests of our share owners and our business.”

Results of Annual General Meeting 2012

The results of the Annual General Meeting vote will be announced later today after the full results of the poll are finalised. The poll will be displayed on the Company’s website later today. Below are the proxy results shown during the AGM:-

RESOLUTION	FOR	%	AGAINST	%	TOTAL	WITHHELD
Resolution 1 To receive and, if approved, to adopt the Company’s accounts for the financial year ended 31 December 2011.	849,887,770	98.15	16,002,627	1.85	865,890,397	4,366,674
Resolution 2 That the WPP directors’ remuneration report set out in the report of the Compensation Committee contained in the 2011 Report & Accounts be approved.	349,501,545	40.47	514,046,806	59.53	863,548,351	6,705,870
Resolution 3 That the sustainability report contained in the 2011 Report & Accounts be approved.	858,908,654	99.23	6,683,621	0.77	865,592,275	4,663,397
Resolution 4 To re-elect Colin Day as a Director.	768,716,110	91.13	74,862,649	8.87	843,578,759	26,674,851
Resolution 5 To re-elect Esther Dyson as a Director.	735,289,234	88.07	99,631,887	11.93	834,921,121	35,334,550
Resolution 6 To re-elect Orit Gadiesh as a Director.	857,369,119	99.02	8,477,121	0.98	865,846,240	4,410,830
Resolution 7 To re-elect Philip Lader as a Director.	732,891,425	88.19	98,127,256	11.81	831,018,681	39,238,189
Resolution 8 To re-elect Ruigang Li as a Director.	607,538,059	71.27	244,952,390	28.73	852,490,449	17,766,622
Resolution 9 To re-elect Stanley (Bud) Morten as a Director.	849,019,847	98.06	16,826,443	1.94	865,846,290	4,410,781
Resolution 10 To re-elect Koichiro Naganuma as a Director.	603,103,774	70.29	254,934,666	29.71	858,038,440	12,218,633
Resolution 11 To re-elect John Quelch as a Director.	848,583,140	98.01	17,268,697	1.99	865,851,837	4,405,234
Resolution 12 To re-elect Mark Read as a Director.	851,017,980	98.29	14,842,676	1.71	865,860,656	4,396,416
Resolution 13 To re-elect Paul Richardson as a Director.	850,123,910	98.18	15,730,056	1.82	865,853,966	4,403,106
Resolution 14 To re-elect Jeffrey Rosen as a Director.	654,530,637	78.20	182,515,020	21.80	837,045,657	33,210,813
Resolution 15 To re-elect Timothy Shriver as a Director.	770,629,709	91.52	71,385,885	8.48	842,015,594	28,236,975
Resolution 16 To re-elect Sir Martin Sorrell as a Director.	843,755,739	98.17	15,720,514	1.83	859,476,253	10,780,818

RESOLUTION	FOR	%	AGAINST	%	TOTAL	WITHHELD
Resolution 17 To re-elect Paul Spencer as a Director.	856,825,629	98.96	9,030,054	1.04	865,855,683	4,401,389
Resolution 18 To re-elect Solomon Trujillo as a Director.	856,811,104	98.96	9,040,719	1.04	865,851,823	4,405,249
Resolution 19 To re-appoint Deloitte LLP as auditors of the Company and determine their remuneration.	843,225,813	98.45	13,247,093	1.55	856,472,906	13,783,818
Resolution 20 To authorise the Directors to allot equity securities	847,512,489	97.88	18,329,592	2.12	865,842,081	4,414,865
Resolution 21 To authorise the Company to purchase its own shares	855,269,516	98.94	9,169,140	1.06	864,438,656	5,779,611
Resolution 22 To allot equity securities on a non-pre-emptive basis.	848,525,260	98.03	17,057,820	1.97	865,583,080	4,673,992

Contact:

Feona McEwan, WPP